Exhibit 1.01

Conflict Minerals Report of The Home Depot, Inc.
for the Calendar Year Ended December 31, 2025

This is the Conflict Minerals Report (“CMR”) of The Home Depot, Inc. for the reporting period from January 1 to December 31, 2025, in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). When we refer to “The Home Depot,” the “Company,” “we,” “us” or “our” in this report, we are referring to The Home Depot, Inc. and its consolidated subsidiaries except as otherwise indicated in this CMR. To the extent permitted by Rule 13p-1, this CMR does not include products manufactured or contracted to be manufactured by any entities acquired by the Company after April 2025.1

Overview

This CMR provides a description of the measures that The Home Depot has taken to determine the origin of the gold, tantalum, tin and tungsten (“conflict minerals” or “3TG”) that were necessary to the functionality or production of products that the Company manufactured or contracted to manufacture in 2025. The products that we manufactured or contracted to manufacture during the reporting period (the “Covered Products”) were in the following product categories: Electrical and Lighting, Flooring, and Hardware.

Notwithstanding our due diligence process described in this CMR, we do not have sufficient information to conclusively determine whether any 3TG originating in the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”) was included in the Covered Products and, if so, whether the 3TG was from recycled or scrap sources, and whether or not these conflict minerals directly or indirectly financed or benefited armed groups in the Covered Countries.

Reasonable Country of Origin Inquiry

Introduction
We engaged a third-party service provider to assist us with data collection and aggregation. Together, we worked with our suppliers to collect information about the presence and sourcing of 3TG used in the Covered Products. Information regarding the presence of 3TG in a supplier’s products and the source of such 3TG, if present, was collected and stored using an online platform that utilized the Conflict Minerals Reporting Template (the “CMRT”) developed by the Responsible Minerals Initiative (“RMI”) of the Responsible Business Alliance.
Products in Scope
We compiled a list of all Covered Products and worked with our third-party service provider to determine which Covered Products were in scope for potential use of 3TG and therefore required a Reasonable Country of Origin Inquiry (“RCOI”).

Supplier Engagement
We identified the suppliers with which we contract directly for the in-scope Covered Products (“Tier 1 Suppliers”) and contacted them as part of the RCOI process.

1 Notwithstanding the completion of the Home Depot’s acquisition of GMS Inc. in September 2025, GMS Inc. is incorporated in this Form SD filing given that it was subject to the requirements of Rule 13p-1 prior to the acquisition.

The RCOI began with an introduction email from us to the Tier 1 Suppliers describing our Conflict Minerals Compliance Program (the “CMCP”) requirements. The Tier 1 Suppliers were then sent a follow-up email containing registration information and a request to complete the CMRT. Non-responsive Tier 1 Suppliers received follow-up contacts to encourage completion of the CMRT. The Tier 1 Suppliers that remained non-responsive after this outreach were offered assistance, including, but not limited to, further information about the CMCP, an explanation of why the information was being collected, a review of how the information would be used, and clarification regarding how the required information could be provided. Tier 1 Suppliers who failed to respond to earlier contacts were also contacted by Company managers who maintain direct relationships with these suppliers and were urged to respond in a timely manner.

Due Diligence Program Design
Following completion of the RCOI, we proceeded to the due diligence process to determine the source of any 3TG in the Covered Products. We conducted a due diligence process based on the Organization for Economic Cooperation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements2 (the “OECD Guidance”).

The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. This framework consists of the following elements:
1.Establish strong company management systems (“Step One”);
2.Identify and assess risk in the supply chain (“Step Two”);
3.Design and implement a strategy to respond to identified risks (“Step Three”);
4.Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain (“Step Four”); and
5.Report on supply chain due diligence (“Step Five”).

Due Diligence Program Execution

Consistent with the framework above, our Conflict Minerals due diligence for 2025 aligns with these steps as follows:

OECD Guidance Step One: Establish strong company management systems

(a)We maintained a policy relating to conflict minerals in our supply chain (“Conflict Minerals Policy”). Our Conflict Minerals Policy is publicly available at https://corporate.homedepot.com/conflictminerals. It states:

The Home Depot Conflict Minerals Policy

The Home Depot is committed to ensuring compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to trade in conflict minerals.

The conflict minerals law was enacted to address the exploitation and trade of certain minerals that contribute to violence and human rights abuses in the Democratic Republic of the Congo and its neighboring countries in Africa (“Covered Countries”). The law requires public companies to report to the U.S. Securities and Exchange Commission and disclose information annually about whether the defined conflict minerals – gold, columbite-tantalite (tantalum), cassiterite (tin), and wolframite (tungsten) – are necessary to the functionality or production of products they manufacture or contract to manufacture, and, if so, whether those
2 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, 2016, http://www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf.

conflict minerals are sourced from smelters or refiners that have been certified as “DRC conflict free”.

The Home Depot is committed to the responsible sourcing of materials for our products, and we expect that our suppliers are likewise committed to responsible sourcing. We expect all suppliers manufacturing our products to partner with us to provide appropriate information and conduct necessary due diligence in order to facilitate our compliance with the conflict minerals law. We further expect all suppliers manufacturing our products to adopt sourcing practices to obtain products and materials from suppliers not involved in funding conflict in the Covered Countries.

The Home Depot provides a Supplier AlertLine for the exclusive use of suppliers to report violations of company policies, including the Conflict Minerals Policy. Suppliers may contact the Supplier AlertLine at thdsupplieralertline.com or by calling 1-800-435-3152 toll-free from the United States or Canada. International phone reporting options are available at thdsupplieralertline.com.

(b)We continued to include the Conflict Minerals Policy in our standard Supplier Buying Agreement.

OECD Guidance Step Two: Identify and assess risk in the supply chain

(a)After completion of the RCOI, as described above, Tier 1 Suppliers indicating that 3TG was necessary to the functionality or production of Covered Products supplied to us were asked to provide information through the CMRT regarding the sourcing and origin of the 3TG (i.e., the 3TG smelters or refiners, or “SORs”). Where applicable, when a Tier 1 Supplier does not provide information about the SORs in its supply chain, we may contact suppliers of the relevant Tier 1 Supplier or undertake other due diligence measures to obtain the necessary information.

(b)Based on information provided by the Tier 1 Suppliers, we used the following criteria to determine which Covered Products that contained 3TG necessary to the functionality or production of such product to include in the due diligence process:

i.The Tier 1 Suppliers reported sourcing from the Covered Countries;
ii.The SOR data indicated sourcing from a mine located in the Covered Countries;
iii.The SOR reportedly sourced from a mine located in the Covered Countries (based on information contained within our third-party service provider’s system, from independent certification programs, or from internet research/available public reports);
iv.There was an indication that the SOR sourced from a Covered Country or a country that is known for smuggling or exporting 3TG out of a Covered Country; or
v.Information provided about a SOR indicated the origin of the materials was not from a known reserve for the given metal.

(c)We evaluated the responses we received from Tier 1 Suppliers for plausibility and consistency. Our quality assurance procedures provide for follow-up with Tier 1 Suppliers where, for example, one or more SORs were listed for an unused metal, SOR information was not provided for a used metal, the Tier 1 Supplier indicated sourcing from the Covered Countries but none of the SORs listed are known to source from that region, or the Tier 1 Supplier indicated it had not identified all of the SORs used for the Covered Products.

(d)When SOR data was obtained, we used the existing SOR database of our third-party service provider, the RMI’s list of SORs, internet research, and other resources (e.g., government databases and industry and trade organization lists) to verify whether entities identified as

SORs are actually 3TG SORs. Where we found that an entity named as a SOR was not directly involved in the smelting or recycling of the relevant metal, the Tier 1 Supplier that provided this information was contacted to attempt to obtain additional information about the origin of the materials or information about its direct suppliers. If contact information was provided, or could be obtained, for the entity listed as a SOR, the listed entity was also contacted to obtain additional information about the origin of materials used.

OECD Guidance Step Three: Design and implement a strategy to respond to identified risks

(a)We reported the findings of our supply chain risk assessment as outlined in this CMR to our General Counsel and supply chain senior leadership.

(b)We took such risk mitigation efforts as we deemed appropriate based on the findings of our supply chain risk assessment. These risk mitigation efforts were determined by taking into account the particular facts, circumstances and risks identified with respect to our supply chain over the course of 2025.

(c)To mitigate the risk that necessary 3TG in Covered Products benefit armed groups, we intend to engage in the additional measures discussed under “Addressing Identified Risks” below.

OECD Guidance Step Four: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

In connection with our due diligence, we utilized information made available by the RMI (a program of the Responsible Business Alliance which administers the Responsible Minerals Assurance Process) concerning independent third-party audits of SORs.

OECD Guidance Step Five: Report on supply chain due diligence

We filed a Form SD and this Conflict Minerals Report with the Securities and Exchange Commission (the “SEC”) and made available on our website this Conflict Minerals Report and the Form SD.

Summary of Findings

A total of 13 Tier 1 Suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process, a decrease from 33 in 2024 due to, among other things, refinements to exclude any supplier of products that merely affixed Company brands, trademarks, logos, or labels to generic products manufactured by a third party, as permitted by SEC guidance. The response rate among these Tier 1 Suppliers was one hundred percent (100%). All of the responding Tier 1 Suppliers identified one or more of the conflict minerals as necessary to the functionality or production of the Covered Products.

Based on the information provided by our Tier 1 Suppliers and our own due diligence efforts with respect to known SORs during 2025, we believe that the SORs listed in Annex I may have been used to process conflict minerals in the Covered Products. There was an indication of sourcing from the Covered Countries for three (3) out of the twelve (12) verified3 SORs based on review of certain SOR databases. The identified SORs with an indication of sourcing in the Covered Countries were certified as DRC Conflict Free by the RMI, the London Bullion Market Association Good Delivery Program (“LBMA”) or Responsible Jewellery Council Custody Certification (“RJC”).
3 Our third-party service provider maintains an SOR database to document which companies are known metal processors (i.e. verified).

Notwithstanding the due diligence process described above, we were unable to identify all SORs from which conflict minerals necessary to the functionality or production of the Covered Products were sourced. As a result, we do not have sufficient information to conclusively determine whether any 3TG originating in the Covered Countries was included in the Covered Products and, if so, whether the 3TG was from recycled or scrap sources, and whether or not these conflict minerals directly or indirectly financed or benefited armed groups in the Covered Countries. However, based on the information provided by our Tier 1 Suppliers and the verified SORs, as well as from the RMI and other sources, we have reason to believe that the countries of origin of conflict minerals contained in our Covered Products include the countries listed in Annex II below. Alternatively, or in addition, some SORs may have sourced from recycled and scrap sources.

Addressing Identified Risks
In 2025, our efforts continued to be focused on collecting information from our Tier 1 Suppliers on their sourcing practices using the CMRT and creating a database for that information.

In 2026, we will continue our supplier engagement process with an aim to decrease the number of Covered Products with 3TG of indeterminate origin. We expect that our 2026 efforts will include:

•Reviewing and updating the list of Covered Products and associated Tier 1 Suppliers as needed;
•Re-engaging each Tier 1 Supplier to verify and update sourcing information as needed; and
•Continuing to work with suppliers to gain information about supply chain actors closer to the SOR to facilitate the exchange of information on the origin of 3TG.

We intend to undertake the following steps during 2026 to further mitigate the risk that the Covered Products contain conflict minerals that benefit armed groups in the Covered Countries:

•Continuing to engage with Tier 1 Suppliers to obtain current, accurate and complete information about the supply chain;
•Encouraging Tier 1 Suppliers to implement responsible sourcing and to encourage their SORs to obtain a “conflict-free” certification from an independent, third-party auditor; and
•Engaging in industry initiatives encouraging “conflict-free” supply chains.

Cautionary Language on Forward-Looking Statements

Certain statements contained in this CMR, including statements regarding our expectations, intentions, and strategies for the future, or other events or developments in the future may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events, and use words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” "prospects,” “potential,” “commit” and "forecast,” or words of similar import or meaning or refer to future time periods. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties — many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us — as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors and elsewhere in the Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and also as described from time to time in reports subsequently filed with the SEC; the responsible sourcing of 3TG in our supply chain by our suppliers; and the effectiveness of traceability systems used by our suppliers to determine the source and chain of custody of 3TG in our supply chain.

ANNEX I

Smelters or Refiners (SORs)

Metal	Smelter or Refiner Name
Tin	China Tin Group Co., Ltd.*
Tin	Geiju Non-Ferrous Metal Processing Co., Ltd.*
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch
Tin	Jiangxi New Nanshan Technology Ltd.*
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*
Gold	Solar Applied Materials Technology Corp.
Tin	Thaisarco*
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.*
Tungsten	Xiamen Tungsten Co., Ltd.*
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Gold	Zijin Mining Group Gold Smelting Co. Ltd.*

*Smelter or refiner certified by the RMI, LBMA or RJC

ANNEX II
Countries of Origin

Based on the information provided by our Tier 1 Suppliers and the verified SORs, as well as from the RMI, the countries of origin of the 3TG processed by the SORs identified in Annex I may have included the countries listed below, among others. Alternatively, or in addition, some SORs may have sourced from recycled and scrap sources. However, 3TG in the Company’s products may not have originated in a particular country listed below. The Company expects its suppliers to abide by all applicable laws, as well as its Responsible Sourcing Standards.

Angola	Argentina
Australia	Austria
Belgium	Bolivia
Brazil	Burundi
Cambodia	Canada
Central African Republic	Chile
China	Colombia
Republic of the Congo	Democratic Republic of the Congo
Cote D’Ivoire	Czechia
Djibouti	Ecuador
Egypt	Estonia
Ethiopia	France
Germany	Guyana
Hong Kong	Hungary
India	Indonesia
Ireland	Israel
Japan	Kazakhstan
Republic of Korea	Kyrgyzstan
Laos	Luxembourg
Madagascar	Malaysia
Mexico	Mongolia
Morocco	Mozambique
Myanmar	Namibia
Netherlands	Niger
Nigeria	Papua New Guinea
Peru	Poland
Portugal	Russian Federation
Rwanda	Sierra Leone
Singapore	Slovakia
South Sudan	Spain
Suriname	Switzerland
Taiwan	Tajikistan
Tanzania	Thailand
Uganda	United Kingdom
United States of America	Viet Nam
Zambia	Zimbabwe